Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

LIMONEIRA COMPANY

AND

OXNARD LEMON ASSOCIATES, LTD.

Dated as of July 24, 2018

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.1	Definitions	1

ARTICLE II
PURCHASE AND SALE

2.1	Purchase and Sale	5

2.2	Excluded Assets	5

2.3	Purchase Price	5

2.4	Assumption of Liabilities	5

2.5	Liquidated Damage	6

2.6	Payment of the Purchase Price	6

2.7	Allocation of Purchase Price	6

2.8	Sale and Use Taxes	6

2.9	Independent Contract Consideration	6

ARTICLE III
DUE DILIGENCE

3.1	Due Diligence Period	7

3.2	Due Diligence Materials	7

3.3	Phase 1 Examination	7

3.4	Approval of Preliminary Title Report	7

3.5	Buyer and Seller Termination Rights Prior Initial Closing Date	8

3.6	“AS-IS”	9

3.7	Termination of Agreement	9

ARTICLE IV
ESCROW/INITIAL CLOSING

4.1	Opening of Escrow	9

4.2	Statement of Satisfaction or Waiver of Conditions	9

4.3	Initial Closing	10

4.4	Title	10

ARTICLE V
ANCILLARY TRANSACTIONS

5.1	Removal of Growers’ Fruit	10

5.2	Replacement of Roof	11

5.3	Sunkist Retirement Plan Withdrawal	11

5.4	Hard Assets Lease Back	12

5.5	Joint Press Release	13

ARTICLE VI
EMPLOYMENT

6.1	Employment of Seller’s Employees	13

6.2	Employment of Amy Fukutomi	13

6.3	Employment of Tom Mayhew	14

ARTICLE VII
REPRESENTATIONS AND COVENANTS OF SELLER

7.1	Power	14

7.2	Requisite Action	14

7.3	Authority	14

7.4	Income Tax Information	14

7.5	Encroachments	14

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7.6	Governmental Notices	14

7.7	No Other Agreements	15

7.8	No Litigation	15

7.9	No Hazardous Materials	15

7.10	No Undisclosed Defects	15

7.11	No Unrecorded Interest	15

7.12	No Breach	15

7.13	Seller Delivery of Sunkist Letters	15

7.14	Labor Matters	16

7.15	“AS IS”	16

7.16	Survival	16

ARTICLE VIII
REPRESENTATIONS AND COVENANTS OF BUYER

8.1	Power	16

8.2	Requisite Action	16

8.3	Authority	16

8.4	Insolvency	16

8.5	Survival	16

ARTICLE IX
CONDITIONS TO INITIAL CLOSING

9.1	Seller's Conditions to Initial Closing	17

9.2	Buyer's Conditions to Initial Closing	17

ARTICLE X
EFFECT OF A FAILURE OF A CONDITION

10.1	Effect of Failure	19

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ARTICLE XI
ESCROW INITIAL CLOSING OBLIGATIONS

11.1	Deliveries by Seller to Escrow Holder	19

11.2	Deliveries by Buyer to Escrow Holder	20

11.3	Disbursements and Other Actions by Escrow Holder	21

11.4	Post-Closing Instructions	22

ARTICLE XII
ESCROW CANCELLATION

12.1	Escrow Cancellation Charges	23

12.2	Termination Rights of Buyer	23

12.3	Termination Rights of Seller	23

ARTICLE XIII
COSTS AND PRORATIONS

13.1	Escrow and Other Costs	24

13.2	Real Property Taxes and Assessments	24

13.3	Supplemental Real Property Taxes	24

13.4	Documentary Transfer Taxes; Sales and Use Taxes	25

13.5	Broker's Commission	25

ARTICLE XIV
CONDEMNATION PRIOR TO INITIAL CLOSING

14.1	Condemnation	25

ARTICLE XV
FIRE OR OTHER CASUALTY PRIOR TO INITIAL CLOSING

15.1	Fire or Other Casualty Prior to Initial Closing	25

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ARTICLE XVI
CONDITIONS TO FINAL CLOSING

16.1	Seller's Conditions to Final Closing	26

16.2	Buyer's Conditions to Final Closing	26

ARTICLE XVII
EFFECT OF FAILURE OF A CONDITION

17.1	Effect of Failure of a Condition	27

ARTICLE XVIII
SELLER'S LIQUIDATED DAMAGES IF BUYER DEFAULTS

18.1	Seller's Liquidated Damages If Buyer Defaults	27

ARTICLE XIX
FINAL CLOSING; FINAL CLOSING OBLIGATIONS

19.1	Close of Final Closing	28

19.2	Delivery by Seller to Buyer	28

19.3	Delivery by Buyer at Final Closing	28

19.4	Disbursements and Other Actions by Escrow Holder;
	Possession of Purchased Assets	29

19.5	Transaction Documents; Further Assurances	29

19.6	Buyer Assumption of Condition of Purchased Assets; Buyer Release	30

ARTICLE XX
INDEMNIFICATION; CLAIMS

20.1	Indemnification by Seller	31

20.2	Indemnification by Buyer	32

20.3	Indemnification Periods; Liability Limitations	32

20.4	Successor Liability	33

20.5	Claims	33

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20.6	Insurance	34

ARTICLE XXI
GROWER RENTENTION

21.1	Grower Retention	34

XXII
CONFIDENTIALITY

22.1	Confidentiality	35

ARTICLE XXIII
NOTICES

23.1	Notices	35

ARTICLE XXIV
MISCELLANEOUS

24.1	Governing Law	36

24.2	Assignment	36

24.3	Waiver	37

24.4	No Benefit to Others	37

24.5	Signatories	37

24.6	Successors	37

24.7	Counterparts	37

24.8	Headings	37

24.9	Entire Agreement; Amendments	37

24.10	Severability	37

24.11	Construction	38

24.12	No Third-Party Beneficiaries	38

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24.13	Attorneys' Fees	38

24.14	Disclosures	38

24.15	Time is of the Essence	38

ARTICLE XXV
DULY APPROVED

25.1	Buyer and Seller Approval	38

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ACCEPTANCE OF ESCROW HOLDER

Exhibits

A.	Wrap Escrow Instructions of Chicago Title Company

B.	Grant Deed to the Property

C.	Lease of Hard Assets by Buyer to Seller

D.	Legal Description of the Property

E.	Sunkist License Termination Letter

F.	Bill of Sale and General Assignment

G.	Trademark/Trade Name Assignment

H	Joint Press Release

I	Sunkist Retirement Plan Withdrawal Letter

Schedules

1.	List of Hard Assets of Seller

2.	List of Soft Assets of Seller

3.	List of Liabilities to Be Assumed by Buyer

4.	List of Excluded Assets

5.	Allocation of Purchase Price

6.	List of Casualty Policies

7.	List of UCC Liens

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated for reference purposes as of July 24, 2018 (“Agreement”) is entered into by and between LIMONEIRA COMPANY a Delaware corporation ("Buyer") and OXNARD LEMON ASSOCIATES, LTD., a California limited partnership, ("Seller").

A.           Seller is a licensed Sunkist (as hereinafter defined) packinghouse in the business of packing citrus fruit at the Property (as hereinafter defined) exclusively for citrus growers, who are members of Sunkist, pursuant to grower contracts and delivering such citrus fruit to customers of Sunkist (as hereinafter defined) pursuant to the Sunkist License Agreement (as hereinafter defined).

B.           Buyer is also engaged in the business of packing citrus fruit from its own properties and citrus fruit of independent citrus growers.

C.           Buyer desires to purchase the Hard Assets (as hereinafter defined) from Seller on the Initial Closing Date (as hereinafter defined) and the Soft Assets (as hereinafter defined) on the Final Closing Date (as hereinafter defined) all upon the terms and conditions set forth herein and Seller is willing to sell the Hard Assets and the Soft Assets to Buyer on such terms and conditions.

D.           Seller desires to lease back from Buyer the Hard Assets (as hereinafter defined) on the terms and conditions set forth herein to enable Seller to continue Seller’s Business for the Sunset Period (as hereinafter defined) thereby fulfilling Seller’s obligations to Sunkist and Seller’s Growers (as hereinafter defined) pursuant to the Sunkist License Agreement (as hereinafter defined) and Buyer is willing to lease back the Hard Assets to Seller on such terms and conditions.

E.           This Agreement also constitutes instructions of Buyer and Seller to Chicago Title Company, Oxnard, California as Escrow Holder whose general instructions are attached hereto as Exhibit A and incorporated herein.

NOW, THEREFORE, in consideration of the premises, of the representations, warranties, covenants and agreement herein contained and of the mutual benefits to be derived therefrom, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. In addition to other terms defined in this Agreement as used herein the following word and phrases shall have the following meanings:

(a)          “Agreement Execution Date”; “Execution Date”, The earliest date upon which this Agreement has been fully executed by both the Seller and the Buyer.

(b)          “Casualty Policies". The policies of casualty insurance maintained by Seller on the Hard Assets as of the Initial Closing Date as set forth on Schedule 6 attached hereto.

(c)          "Due Diligence Period". The period for Buyer’s comprehensive examination of the physical and legal aspects of the Purchased Assets and Seller’s Business which ended at 5pm PDT on the fifth (5) business day prior to the Agreement Execution Date, as provided in Section 3.1, hereof,

(d)          "Environmental Laws". Means any and all present federal, state and local laws, (whether under common law, statute, rule, regulation or otherwise), permits, and other requirements of governmental authorities relating to the environment or to any Hazardous Substance (including, without limitation, (i) the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq., (ii) the Clean Water Act, 33 U.S.C., et seq., (iii) the Resource and Conversation and Recovery Act, 42 U.S.C., Section 6901 et seq., (iv) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601 et seq., (v) the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801 et seq., (vi) the California Hazardous Waste Control Act, Health and Safety Code, Section 25100 et seq., (vii) the California Hazardous Substance Account Act, Health and Safety Code, Section 25249.5 et seq., (viii) the California Waste Management Act, Health and Safety Code, Section 25170.1 et seq., (ix) Health and Safety Code, Section 2550, Hazardous Materials Release Response Plans and Inventory, or (x) the California Porter-Cologne Water Quality Control Act, Water Code, Section 13000 et seq., all as amended.

(e)          "Escrow". The escrow to be opened by Seller and Buyer with Escrow Holder for the purchase and sale of the Purchased Assets.

(f)          "Escrow Charges". All fees, charges, recording fees and expenses charged or incurred by Escrow Holder as well as all charges related to the services of the Title Company in connection with all title matters relating to this Escrow.

(g)          "Escrow Holder". Chicago Title Company, Oxnard, California; Lisa Rowlands; Office: 805-477-5227; Email: lisa.rowlands@ctt.com

(h)          "Escrow Withdrawal Liability Hold Back". The sum of $5,419,087 representing an estimate of Seller’s withdrawal liability from the Sunkist Retirement Plan as of July 2, 2017.

(i)          "Excluded Assets". Those assets not being sold to Buyer by Seller which are either (i) owned by Seller or (ii) not owned by Seller as provided in Section 2.2, hereof and set forth on Schedule 4, attached hereto.

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(j)          "Final Closing". The closing of the purchase and sale of the Soft Assets on the Final Closing Date.

(k)          "Final Closing Date". October 31, 2018 or such earlier date as the Sunkist License Agreement terminates.

(l)          “Fruit Growers Supply”. A cooperative which supplies packing and shipping materials to its members, including Seller.

(m)          "Grant Deed". The grant deed in the form of that attached as Exhibit B hereto conveying the Property to Buyer.

(n)           "Hard Assets". The Property and all of the Tangible Personal Property owned by Seller other than the Excluded Assets, as set forth on Schedule I, attached hereto.

(o)          "Hard Asset Purchase Price". The sum of Twenty Four Million Seven Hundred Fifty Thousand Dollars ($24,750,000) to be paid through Escrow by Buyer to Seller for the Hard Assets on the Initial Closing Date.

(p)          "Hazardous Material". (i) Any chemical, compound, material, mixture or substance that is now defined or listed in, or otherwise classified pursuant to, any Environmental Law as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "BP toxicity" and (ii) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources.

(q)          “Improvements.” All buildings, structures, fixtures, hardscape and landscape, fences, utility service pipes and connections and all other physical improvements located on or under and permanently affixed to the Property.

(r)           "Initial Closing". The closing of the purchase and sale of the Hard Assets to take place on the Initial Closing Date.

(s)          “Initial Closing Date”. The date, not more than four business days following the Agreement Execution Date and, in no event whatsoever after July 27, 2018, on which Buyer purchases the Hard Assets from Seller and Seller and Buyer enter into a lease back of the Hard Assets to Seller for the duration of the Sunset Period, as provided in Section 5.4 below.

(t)          Knowledge”. As to Seller, the term “Knowledge” of a particular fact or other matter shall mean the actual Knowledge of Amy Fukutomi and Tom Mayhew, as individuals, without any duty to investigate, that they individually possessed as of the Execution Date of this Agreement and as of the Initial Closing Date.

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(u)         "Lease". The lease in the form of that attached hereto as Exhibit C hereof to be entered into by Seller and Buyer effective as of the Initial Closing Date whereby Buyer leases the Hard Assets to Seller for the Sunset Period.

(v)         "Property". The approximately 13.03 acres of land, together with all of the Improvements located at 2001 Sunkist Circle, Oxnard, California 93033 (“Property”), having an agreed value of Twenty Million Dollars, ($20,000,000), as legally described in Exhibit D, hereto.

(w)        "Purchased Assets". The Hard Assets and Soft Assets of Seller, other than the Excluded Assets.

(x)         "Purchase Price". The sum of Twenty Five Million Dollars ($25,000,000) to be paid by Buyer to Seller for the Purchased Assets, consisting of the Hard Assets and the Soft Assets.

(y)          “Seller’s Business”. The business owned and operated by Seller at the Property as described in Recital A, hereof.

(z)          “Soft Assets". The Soft Assets are listed in Schedule 2, hereto and shall include all of Seller's trade names, trademarks, copyrights, phone and fax numbers, websites, domain names and the "goodwill" of Seller's Business, other than the Excluded Assets.

(aa)          "Soft Assets Purchase Price". The sum of Two Hundred Fifty Thousand Dollars ($250,000) to be paid by Buyer to Seller through Escrow for the Soft Assets on the Final Closing Date.

(bb)         "Sunkist". Sunkist Growers, Inc

(cc)         “Sunkist License Agreement”. The Commercial Packing House License Agreement dated as of October 1, 2008 among Sunkist Growers, Inc., Kaweah-Oxnard Fruit Exchange and Seller.

(dd)        “Sunkist Retirement Plan”. The Sunkist Retirement Plan B (as amended and restated January 1, 2013

(ee)         “Sunset Period”. The period between the Initial Closing Date and the Final Closing Date.

(ff)          “Sunkist License Termination Letter”. A letter from Seller to Sunkist dated as of the Initial Closing Date, terminating Seller’s license obligations under the Sunkist License Agreement effective as of October 31, 2018, in the form and content set forth in Exhibit E, attached hereto.

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(gg)         “Tangible Personal Property”. All machinery, tools, vehicles and rolling stock, packing, storage and office equipment, furniture, furnishings, and all other tangible personal property used by Seller in the conduct of Seller’s Business at the Property, other than the Excluded Assets, having an agreed value of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000).

(hh)         “Title Company”. Chicago Title Company, Oxnard, California.

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale. Upon the terms and conditions set forth in this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Purchased Assets for the Purchase Price.

2.2           Excluded Assets. The Excluded Assets shall include all cash, all receivables (including any from Fruit Growers Supply), inventory, prepaid items, deposits and those additional items of tangible personal property listed on Schedule 4 attached hereto.

2.3           Purchase Price. The total amount which Buyer shall pay for the Hard Assets and the Soft Assets shall be the Purchase Price defined in Section 1.1(x), hereof.

2.4           Assumption of Liabilities.

(a) Buyer shall not assume or otherwise be liable for any liabilities of Seller, except those liabilities Seller and Buyer have mutually agreed upon as set forth in Schedule 3, hereto (the “Assumed Liabilities”). Between the Initial Closing and the Final Closing, Buyer and Seller shall use best efforts to obtain any necessary consents and complete the assignments to Buyer of the Assumed Liabilities. Seller shall be solely responsible for the full and timely satisfaction of all of the Assumed Liabilities up to the Final Closing Date and Seller covenants and agrees to indemnify, defend and hold harmless Buyer from and against any liability therefor prior to the Final Closing Date. Buyer shall be solely responsible for the full and timely satisfaction of all of the Assumed Liabilities after Final Closing Date and Buyer covenants and agrees to indemnify, defend and hold harmless Seller from and against any liability therefor arising after the Final Closing Date.

(b) At the Initial Closing, (I) the Property shall be unencumbered and not subject to any leases or liens by Seller from any third party except as to the Fruit Growers Supply UCC lien and the Allied Packaging UCC liens listed on Schedule 7, hereto and any non-monetary liens and encumbrances of record not disapproved by Buyer; and (ii) Seller shall use its best efforts to remove all monetary liens on the other the Hard Assets (other than the Property) including, but not limited to, those UCC liens listed on Schedule 7, attached hereto. The Fruit Growers Supply and the Allied Packaging UCC liens on the Property and all other UCC or other liens on the other Hard Assets shall in all events be removed by Seller prior to the Final Closing.

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2.5           Liquidated Damages. In the event that Buyer fails to complete the purchase of the Hard Assets in breach of this Agreement, Buyer shall promptly pay to Seller from Escrow the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) as liquidated damages as provided in Article XVIII hereof, and Buyer shall pay all costs of the Escrow.

2.6           Payment of the Purchase Price. At least one business day prior to the Initial Closing Date, Buyer shall deposit, by wire transfer in immediately available funds, the full amount of the Purchase Price, plus Buyer's share of the escrow and closing costs into Escrow.

2.7           Allocation of Purchase Price. The Purchase Price for all of the Purchased Assets shall be allocated between the Hard Assets and the Soft Assets as set forth in Schedule 5, attached hereto (the “Purchase Price Allocation”). Seller and Buyer acknowledge that the Purchase Price Allocation set forth herein shall be subject to post-closing revisions based upon a third party appraisal of the Hard Assets and the Soft Assets (the “Third Party Appraisal”), conducted by Buyer’s accountants and independent appraisers, at Buyer’s sole cost and expense, which shall conform to generally accepted accounting principles and shall control for all tax reporting purposes by Buyer and Seller. Buyer shall use best efforts to have the Third-Party Appraisal completed and finalized on or before the Final Closing Date and shall promptly provide a copy of the Third Party Appraisal to Seller upon Buyer’s receipt thereof.

2.8           Sales and Use Taxes. All sales and use taxes and real and personal property transfer fees and taxes arising from the purchase and sale of the Purchased Assets shall be borne by Buyer, including, but not limited to, the Documentary Transfer Tax in connection with the purchase of the Property by Buyer. Buyer agrees to indemnify, defend and hold Seller harmless from all claims, demands, administrative proceedings and legal actions with respect to sales and use taxes and real and personal property transfer fees and taxes agreed to be paid by Buyer under the foregoing provisions and from all liability for such taxes and fees and interest and penalties with respect thereto.

2.9           Independent Contract Consideration. One Hundred Dollars ($100.00) of the Initial Deposit (the “Independent Contract Consideration”) has been bargained for and agreed to be paid by Buyer as consideration for Buyer’s exclusive right to purchase the Purchased Assets and for Seller’s execution and delivery of this Agreement. Notwithstanding anything to the contrary contained herein, the Independent Contract Consideration is payable to Seller upon the opening of Escrow in addition to and independent of all other consideration provided in this Agreement and is nonrefundable in all events but shall be credited against the Purchase Price in connection with the Closing.

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ARTICLE III

DUE DILIGENCE

3.1           Due Diligence Period. Buyer, at its sole cost and expense and without any right of reimbursement from Seller regardless of whether Buyer completes the purchase of the Purchased Assets subject to the rights and remedies of Buyer upon a Seller default, has performed, to Buyer’s complete satisfaction, all of the due diligence it deems appropriate and necessary with respect to the Purchased Assets, including approval of the condition of title to the Property as set forth in Section 3.4, hereof and any Certificate of Occupancy or other permits or authorizations allowing Seller to operate its fruit packing business at the Property.

3.2           Due Diligence Materials. Seller has heretofore provided Buyer with the Phase 1 Report, defined in Section 3.3, hereof, and the Title Documents, defined in Section 3.4, hereof and all other documents and information pertaining to the Purchased Assets requested by Buyer exclusive of any and all confidential or proprietary documents or information owned by Sunkist (jointly the “Due Diligence Materials”), all of which Buyer hereby approves. Buyer hereby (i) acknowledges that Buyer has received all documents and information, of every kind and nature, and has had unfettered access to the Property as required by Buyer in order to complete Buyer’s due diligence examination of the Purchased Assets, and (ii) approves the physical and legal condition of the Purchased Assets, and (iii) waives all further due diligence hereunder, and (iv) acknowledges that Buyer’s due diligence examination of the Purchased Assets is not a Buyer contingency to the Initial or Final Closings of the transactions contemplated by the parties pursuant to this Agreement.

3.3           Phase 1 Examination. Buyer has been provided as part of Buyer's Due Diligence a Phase 1 engineering report for hazardous materials on the Property prepared by Stantec Consulting Services, Inc, dated May 12, 2017 (the “Phase I Report”), the contents of which are hereby accepted and approved by Buyer. Buyer hereby waives any Phase 2 examination of the Property (i.e. invasive borings, testing's, etc.). Except as may be disclosed to Buyer in writing prior to the Initial Closing Date, Seller has no Knowledge of the existence of any underground tanks on the Property or any buried trash, garbage, construction materials or other debris.

3.4           Approval of Preliminary Title Report. Seller has provided to Buyer a current preliminary title report from the Title Company ("PTR"), dated June 27, 2018 (the “Preliminary Report”), covering the Property together with copies of all documents referred to therein and a map of the Property showing the location of all easements (the PTR, documents and map to be referred to collectively as the "Title Documents"), the contents of which are hereby approved by Buyer. Buyer hereby objects to all liens evidencing monetary encumbrances including, without limitation, deeds of trust, financing statements, tax liens, bonds and assessments, but excluding nondelinquent real property taxes, bonds and assessments (collectively "Monetary Encumbrances"), and Seller agrees to cause all such Monetary Encumbrances to be removed at Seller's sole cost on or before the Initial Closing Date. Except as provided above, Buyer accepts the condition of title to the Property as shown in the PTR (the “Approved Title Conditions”).

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3.5           Buyer and Seller Termination Right Prior Initial Closing Date.

(a)           By Buyer: If during the period between the Execution Date and the Initial Closing Date, Buyer discovers a fact, situation or occurrence unknown to Buyer on the Execution Date that, in Buyer's sole and absolute discretion, materially adversely affects Buyer's ability to use all or a material portion of the Property or which materially interferes with Buyer's proposed operations therein of a citrus packing warehouse (an “Unanticipated Event”), Buyer shall promptly notify Seller of such fact. Buyer and Seller shall use mutual best efforts to attempt to rectify the Unanticipated Event to Buyer’s reasonable satisfaction prior to the Initial Closing Date in which case, subject to the requirements of Section 3.5, hereof, this Agreement shall continue in full force and effect. If Buyer and Seller shall be unable to rectify such Unanticipated Event prior to the Initial Closing Date and provided neither Buyer nor Seller is in material breach of this Agreement, then Buyer shall have the right to terminate this Agreement by written notice to Seller and Escrow in which case Escrow shall be cancelled and the provisions of Section 3.5(c), hereof, shall apply.

(b)          By Seller: Notwithstanding anything to the contrary herein contained, Buyer hereby acknowledges and agrees that, due to the absolute deadline on Seller’s part to provide written notice to Sunkist on or before July 27, 2018, in the form of the Sunkist License Termination Letter set forth in Exhibit E, attached hereto in order for Seller to effectively terminate the Sunkist License Agreement as of October 31, 2018, it is a Seller Condition of Closing that the absolute last date upon which the Initial Closing may, under any circumstances, occur is July 27, 2018 (the “Initial Closing Deadline”) and that if the Initial Closing shall fail, for any reason other than Seller’s material breach of this Agreement, to occur prior to the Initial Closing Deadline, this Agreement shall terminate and Escrow shall automatically and without the requirement of notice from either Buyer or Seller be cancelled in which case the provisions of Section 3.5(c), hereof, shall apply.

(c)           Upon the cancellation of Escrow pursuant to ether Section 3.5(a) or (b), (i) Buyer and Seller shall execute and deliver to Escrow Holder cancellation instructions and all documents that are reasonably required by Escrow Holder and/or Buyer and Seller in order to cancel the Escrow and release any interest of Buyer in and to the Purchased Assets, (ii) Seller and Buyer shall each pay fifty percent (50%) of all Escrow Charges, (iii) Escrow Holder shall refund all funds deposited by Buyer into Escrow, together with all interest earned thereon in Escrow, to Buyer, less Buyer's share of Escrow Charges, and Escrow Holder shall return all documents and instruments to the parties who deposited the same into Escrow; and (iv) this Agreement shall terminate and neither party hereto shall have any further obligation or responsibility hereunder or liability of any nature or amount whatsoever to the other party hereunder.

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3.6           "AS IS". Buyer acknowledges (i) that Buyer is purchasing the Purchased Assets AS IS, WHERE IS and WITH ALL FAULTS and (ii) that, other than Seller's obligation to repair the roof pursuant to Section 5.2 hereof, Buyer is relying solely and exclusively upon Buyer’s own Due Diligence investigation of all aspects of the Purchased Assets, and (iii) that Seller has made no express or implied representations or warranties whatsoever as to the physical or legal condition of the Purchased Assets or their completeness or appropriateness for Buyer’s intended use or purpose thereof as a citrus packing warehouse and (iv) that Buyer is completely satisfied with all aspects of the Purchased Assets as of the Execution Date and as of the Initial Closing Date and the Final Closing Date. Notwithstanding the foregoing, nothing contained herein shall relieve Seller from the good faith obligation to inform Buyer if, prior to the Initial Closing Date, the existence of any material defect in the Purchased Assets or any situation or occurrence that would materially prevent Buyer's use of the Property for Buyer’s intended purpose as a citrus packing warehouse comes within Seller’s Knowledge.

3.7           If this Agreement terminates for any reason whatsoever, other than as a result of Seller’s default, Buyer shall deliver to Seller within five (5) days after any such termination, at no charge, copies of all surveys, engineering studies, soil reports, maps, master plans, land use studies, feasibility studies and other similar items prepared by or for Buyer that pertain to the Property.

ARTICLE IV

ESCROW/INITIAL CLOSING

4.1           Opening of Escrow.

(a) Within one (1) business day after the Execution Date, Buyer and Seller shall open Escrow with Escrow Holder for the consummation of the purchase and sale of the Property provided for herein by delivering three (3) copies of this Agreement signed by both Buyer and Seller to Escrow Holder. Upon receipt of such items, Escrow Holder is hereby instructed to sign the last page of each copy of this Agreement, and to deliver one (1) complete copy of this Agreement to Seller and one (1) complete copy of this Agreement to Buyer. This Agreement signed by Seller and Buyer shall constitute instructions to Escrow Holder together with Escrow Holder's Escrow Acceptance and General Provisions, attached hereto as Exhibit A, and the provisions of this Agreement including the provisions of Exhibit A shall control as to the instructions to and the duties of Escrow Holder.

4.2           Statement of Satisfaction or Waiver of Conditions. As a condition to both the Initial Closing and the Final Closing, Seller and Buyer shall each deposit in Escrow on or before the Initial Closing Date and on or before the Final Closing Date, a Statement of Satisfaction or Waiver of Conditions stating: (i) in the case of Seller, that all conditions to Seller’s performance and closing the sale of the Hard Assets or Soft Assets, as the case may be, to Buyer, have been satisfied or waived, other than payment of the applicable Purchase Price as provided in Sections 4.3 and 19.1, and (ii) in the case of Buyer, that all conditions to performance and closing the purchase of the Hard Assets or Soft Assets, as the case may be, from Seller, including the approval thereof of Buyer’s Board of Directors have been satisfied or waived, other than (1) conveyance of the applicable Purchased Assets to Buyer, (2) issuance by the Title Company of the Title Policy as provided in Section 9.2(a) hereof, (3) the absence of a “Material Change” as provided in Section 9.2(c), and (4) Seller’s delivery of the Sunkist License Termination Letter.

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4.3           Initial Closing. On the Initial Closing Date, Escrow shall close the Escrow by recording the Grant Deed in the form and content of Exhibit B, attached hereto and the other documents required to be recorded in connection with this transaction and by disbursing funds and distributing documents as provided in this Agreement. On the Initial Closing Date, (i) Seller will deliver the Sunkist License Termination Letter, in the form and content of Exhibit E, attached hereto, to Sunkist and the Sunkist Retirement Plan Withdrawal Letter, in the form and content of Exhibit I, attached hereto, to the Sunkist Retirement Plan; and (ii) Buyer will file a Form 8-K with the SEC disclosing the transactions provided for herein with this Agreement as an Exhibit thereto, and Buyer shall also notify NASDAQ. Within one business day following the deliveries, filing and notification described in the previous sentence, Buyer and Seller will issue the Joint Press Release in the form and content of Exhibit H, attached hereto, pursuant to Section 5.4, hereof.

4.4           Title. Seller shall convey title to the Property to Buyer by the Grant Deed at the Initial Closing subject only to the Approved Title Conditions and the Fruit Growers Supply UCC lien and the Allied Packaging liens listed in Schedule 7, hereto. From and after the Execution Date, Seller shall take no action to encumber the Property with any lien, easement or other title matter without the prior written consent of Buyer and shall not suffer any such encumbrance to be imposed on the Property by any third party.

4.5           Initial Closing Final.         Buyer and Seller hereby acknowledge and agree that, except in the event of a material breach by Seller of its obligations under this Agreement, upon the completion of the Initial Closing, the purchase and sale of the Hard Assets (i) shall be and become, final and irreversible for all purposes, and (ii) shall not be contingent upon or otherwise subject to the completion of the Final Closing and (iii) shall not subject to rescission or any option or other right in Buyer to compel the repurchase thereof by Seller.

ARTICLE V

ANCILLARY TRANSACTIONS

5.1           Removal of Growers' Fruit. Prior to the Final Closing, Seller shall use its best efforts to arrange for the removal, by sale or otherwise, all of its growers' fruit from the Property; provided, however, that, in the event that all such fruit has not been removed from the Property prior to the Final Closing, Buyer shall permit Seller and its growers, at no cost, access to the Property and, if required, use of Buyer’s cold storage facilities and equipment on the Property without unreasonably interfering with or disrupting Buyer’s operations, for a period of 60 days following the Final Closing to complete the removal of such fruit from the Property. During such 60-day period, Seller shall bear all costs and expenses relating to the removal of such fruit but shall not be required to pay rent or otherwise compensate Buyer in any way. Buyer shall have no right to or interest in such growers' fruit. During such 60-day period Seller shall maintain in effect the Worker's Compensation, Commercial General Liability and other policies of insurance provided for in the Lease. Buyer shall have no responsibility with respect to or liability for the condition of any fruit remaining on the Property following the Final Closing Date.

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5.2           Replacement of Roof. As of the Execution Date, Seller may be in the process of replacing the roof on the buildings which are part of its Hard Assets. Seller shall solely bear and pay the costs of such roof replacement and any related structural repairs provided, however, that Buyer shall reimburse Seller through Escrow at the Final Closing (in addition to payment of the Soft Asset Purchase Price), one half of the total roof replacement and related structural repair costs in excess of $2,000,000. If the roof replacement and related structural repairs are not completed on or before the Initial Closing Date, Seller shall use its best efforts during the Lease Term to compete work on the roof replacement by the Final Closing Date. If such work is not completed by the Final Closing Date, Buyer shall undertake to have the work completed as soon thereafter as is reasonably possible, and Buyer and Seller shall cooperate with one another in effecting the payment therefor on the basis set forth in this Section 5.2. Seller makes no representations or warranties to Buyer, express or implied, as to the quality, sufficiency or workmanship of the roof and structural replacement work. Seller agrees to use reasonable efforts, at no cost to Seller, to cause the roof warranty from the roofing and construction contractors to be assigned to Buyer and Buyer agrees that, whether or not such warranty is transferred to Buyer, Seller shall have no liability whatsoever of any kind or nature for such roof and structural replacement except for the payment of costs which are properly the obligation of Seller hereunder.

5.3           Sunkist Agreements.

(a)          Concurrently with the Initial Closing, Seller will deliver formal notice (i) to Sunkist, in the form of the Sunkist License Termination Letter set forth in Exhibit E, attached hereto, of Seller's termination of the Sunkist License Agreement, effective as of October 31, 2018 and (ii) to the Sunkist' Retirement Plan Board, in the form of the Sunkist Retirement Plan Withdrawal Letter set forth in Exhibit I, attached hereto, of Seller's withdrawal from the Sunkist Retirement Plan, effective as of August 1, 2018.

(b)          Concurrently with the Initial Closing, Escrow Holder shall establish a separate Escrow account in Seller’s name (“Seller’s Withdrawal Liability Escrow Account”) and withhold from Seller's proceeds, the Escrow Withdrawal Liability Holdback amount of Five Million Four Hundred Nineteen Thousand Eighty Seven Dollars ($5,419,087) and immediately deposit the entire Escrow Withdrawal Liability Holdback into Seller’s Withdrawal Liability Escrow Account. All interest and/or other income earned on Seller’s Withdrawal Liability Escrow Account shall belong to Seller and shall be held in said Seller’s Withdrawal Liability Escrow Account for Seller’s sole benefit. Upon receipt by Escrow of written notice from the Sunkist Retirement Plan of the amount of Seller's estimated withdrawal liability (the "2018 Estimated Withdrawal Liability"), Escrow Holder shall promptly disburse directly to the Sunkist Retirement Plan from the Seller’s Withdrawal Liability Escrow Account, the lesser of (i) the amount of the 2018 Estimated Withdrawal Liability or (ii) the then entire balance of Seller’s Withdrawal Liability Escrow Account. Seller shall, concurrently with such payment by Escrow to the Sunkist Retirement Plan, either (1) promptly pay, directly to the Sunkist Retirement Plan, any deficiency between the amount paid by Escrow and the amount of the 2018 Estimated Withdrawal Liability; or (2) be entitled to the immediate disbursement by Escrow of the amount of the entire remaining balance of the Seller’s Withdrawal Liability Escrow Account.

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(c)          Promptly following the determination of the final settlement amount of Seller's withdrawal liability from the Sunkist Retirement Plan (the "Final Withdrawal Liability"), Seller shall pay, directly to the Sunkist Retirement Plan, any remaining amount owed to fully fund the Final Withdrawal Liability. Seller shall, likewise, be entitled to the direct reimbursement from the Sunkist Retirement Plan of any overpayment made to the Plan in excess of the Final Withdrawal Liability. Seller covenants and agrees to indemnify Buyer from any and all liability for payment of Seller's withdrawal liability with respect to its withdrawal from the Sunkist Retirement Plan. This covenant shall survive both the Initial Closing and the Final Closing and be subject to the indemnification limitations set forth in Section 20.3, hereof.

(d)          Seller shall use best efforts to obtain signed receipts for the Sunkist License Termination Letter and the Sunkist Retirement Plan Withdrawal Letter upon Seller’s delivery thereof from Sunkist and the Sunkist Retirement Plan Board, respectively, (the “Sunkist Receipts”) and Seller shall promptly deliver to the Buyer, copies of the Sunkist Receipts or facsimile delivery confirmations, or, if unavailable, certifications of Seller’s delivery of the Sunkist Letters as required hereunder, executed by Seller.

5.4           Lease Back.

(a)          Seller shall lease back the Hard Assets from Buyer, on an exclusive basis, pursuant to the Lease executed and delivered by the parties through Escrow at the Initial Closing in the form and content of Exhibit C, attached hereto. The period of the Lease shall be from the Initial Closing through the Final Closing (the “Lease Term”). Rent, at the rate of $40,000 per month (the “Lease Rent”) shall commence on August 1, 2018. No security deposit shall be required from Seller.

(b)          The total Lease Rent of $120,000 for August, September and October, 2018 shall be deducted from Seller's proceeds (the “Lease Rent Holdback”) by Escrow Holder, shall be held in Escrow with Buyer’s other funds following the Initial Closing and shall be disbursed to Buyer at the rate of $40,000 per month commencing on August 1, 2018 and thereafter on the first day of September and October, 2018, provided, however, that in the event the Final Closing Date occurs prior to October 31, 2018, Lease Rent shall be prorated to the Final Closing Date and any remaining balance of the Lease Rent Holdback shall be disbursed by Escrow Holder to Seller from Escrow on the Final Closing Date.

(c)          During the Lease Term, Seller shall be responsible, at Seller’s sole cost and expense, for normal and customary maintenance and insuring of the Hard Assets pursuant to the Casualty Policies listed on Schedule 6, attached hereto, but not for replacement of or capital improvements to the Hard Assets. Buyer shall be responsible, at Buyer’s sole cost and expense, for replacement of the Hard Assets and capital improvements, if any, and for the payment of all real and personal property taxes on the Hard Assets from the date of the Initial Closing.

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(d)          Buyer acknowledges that (i) prior to the Final Closing, Seller shall have exclusive possession and control of the Hard Assets and Buyer shall not be entitled to use or access the Hard Assets in any manner or for any purpose; and (ii) Buyer shall not acquire any direct or indirect ownership or profits interest or management authority whatsoever in Seller's Business and that Seller shall solely own, manage and operate Seller’s Business at all times prior to the Final Closing; and (iii) prior to the Final Closing, none of Seller’s employees shall assist, represent or in any way participate with Buyer or communicate with Seller's growers in order to influence such growers to enter into business with Buyer.

(e)          Seller shall be granted the right to occupy up to 1,500 square feet of the existing office space of the Property, on a mutually agreed basis, rent free, for a period of 5 years following the Final Closing Date to conduct the windup and termination of Seller's Business and partnership affairs. Buyer acknowledges and agrees that Seller will continue to use the name, Property address and logo, trademarks and all email addresses and phone numbers of Oxnard Lemon Company in connection with Seller’s concluding its Business and partnership affairs following the Final Closing including its final grower and partner distributions and that Seller will maintain its existing bank accounts in the name of Oxnard Lemon Company to facilitate the foregoing. Buyer also acknowledges and agrees that Seller will continue to employ several of its employees after the Final Closing in connection with the winding up of Seller’s Business and partnership affairs and that Amy and Tom will be required to devote a reasonable amount of time during normal working hours to accomplish the same.

5.5           Joint Press Release. Seller and Buyer agree that immediately following the Initial Closing, Seller and Buyer will issue a Joint Press Release regarding consummation of the transactions contemplated by this Agreement, in the form and content of Exhibit H, attached hereto. Except as set forth in the foregoing sentence, and in Section 24.14 hereof each Party will refrain from making any public statement with respect to the transactions contemplated by this Agreement and will not issue any other such press release or make any such public statement without the prior written approval of the other Party, except as may be required by applicable Law.

ARTICLE VI

EMPLOYMENT

6.1           Employment of Seller's Employees. Prior to the Final Closing, Seller will be the sole employer of Seller's employees with all authority and responsibility therefor. Buyer shall not hire any of Seller's employees prior to the Final Closing. Upon the Final Closing, Buyer shall be free, in its sole discretion, to employ any and all of Seller's employees upon terms mutually agreed by them.

6.2           Employment of Amy Fukutomi Following the Final Closing Date, Buyer will hire Amy Fukutomi ("Amy") pursuant to the terms of a written employment agreement mutually agreed by Buyer and Amy (the “Amy Employment Agreement”) which shall be executed by Amy and the Buyer prior to and as a condition of the Initial Closing.

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6.3           Employment of Tom Mayhew. Following the Final Closing Date, Buyer will hire Tom Mayhew ("Tom") pursuant to the terms of a written employment agreement mutually agreed by Buyer and Tom (the “Tom Employment Agreement”) which shall be executed by Tom and the Buyer prior to and as a condition of the Initial Closing.

ARTICLE VII

REPRESENTATIONS AND COVENANTS OF SELLER

In addition to any express agreements of Seller contained elsewhere in this Agreement, Seller hereby represents, warrants and covenants with Buyer as follows:

7.1           Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

7.2           Requisite Action. All requisite partnership action has been taken by Seller in connection with the entering into of this Agreement, the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby.

7.3           Authority. The persons executing this Agreement, and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

7.4           Income Tax Information. Seller is not a non-resident alien, a foreign corporation, a foreign partnership, a foreign trust, or a foreign estate (as those terms are defined in the United States Internal Revenue Code and Income Tax Regulations) for purposes of United States income taxation. In connection therewith, Seller shall deliver to Escrow Holder, for delivery to Buyer at the Closing, the Seller's Affidavits described in Section 11.1 below.

7.5           Encroachments. To Seller's Knowledge, there are no material encroachments onto the Property of any improvements on any adjoining properties.

7.6           Governmental Notices. Except (i) as previously disclosed to Buyer in the Due Diligence Materials or otherwise in writing prior to the Initial Closing Date, or (ii) as set forth in the Title Report, Seller has not received any notification from any governmental authority imposing any special assessments on the Property or bringing any condemnation actions against the Property, or any part thereof, nor does Seller have any Knowledge of any special assessments or condemnation actions being contemplated. Except as disclosed to Buyer, Seller has not received any notification from the Ventura County Department of Building and Safety, Ventura County Health Department, City of Oxnard or any other governmental authority or agency of any health code violations, health hazards or other similar conditions on the Property.

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7.7           No Other Agreements. Except as otherwise disclosed to Buyer in the Due Diligence Materials or otherwise in writing prior to the Initial Closing Date, to Seller's Knowledge, there are no written commitments to, or understandings or agreements with, any private party or any governmental authority or agency that would materially adversely affect Buyer's intended use of the Property as a citrus packing warehouse. Seller has not entered into any other contracts for the sale of the Property which are currently in effect, nor, to Seller’s Knowledge, do there exist any rights of first refusal or options to purchase the Property.

7.8           No Litigation. To Seller’s Knowledge, there is no litigation or legal proceeding pending or, threatened in writing against Seller or the Property that (a) could reasonably be expected to materially adversely affect Seller's ability to perform its obligations hereunder, or Buyer's intended use of the Property as a citrus packing warehouse or (b) could impose “successor liability” on Buyer, including but not limited to claims under ERISA, the Fair Labor Standards Act, the Family Medical Leave Act or any other applicable state or federal statute.

7.9           No Hazardous Materials. Except as disclosed in the Due Diligence Materials, the Phase 1 Report or otherwise in writing or otherwise known by Buyer prior to the Initial Closing Date, to Seller's Knowledge (i) the Property has not been used for the storage or disposal of any Hazardous Material in violation of Environmental Laws, and (ii) there are not present on or about the Property any Hazardous Materials in violation of Environmental Laws. Seller has not received any notice from any governmental authority concerning the removal of any Hazardous Materials from the Property, or concerning any restrictions on the use of the Property on account of the presence of any Hazardous Materials on the Property or on any other property within the "border-zone" of the Property. Seller has not used, generated, disposed of, or stored any Hazardous Materials on the Property in material violation of Environmental Laws. To Seller's Knowledge there are no underground storage tanks or any trash, garbage, construction materials or other debris buried on the Property.

7.10         No Undisclosed Defects. To Seller's Knowledge, except as disclosed to or known by Buyer no material defect or condition of the Property or soil exists that may materially adversely affect Buyer's intended use of the Property as a citrus packing warehouse.

7.11         No Unrecorded Interest. To Seller’s Knowledge, there are no unrecorded leases, licenses, or other possessory interests on the Property.

7.12         No Breach. Seller's execution of the Agreement and consummation of the transactions provided for herein, including but not limited to termination of the Sunkist License Agreement, will not materially violate any agreement by which Seller is bound or give rise to any liability on the part of Seller or Buyer.

7.13         Seller Delivery of Sunkist Letters.         Concurrently with the Initial Closing, Seller shall (i) deliver the original executed Sunkist License Termination Letter in the form and content of Exhibit E, attached hereto, to Sunkist in accordance with the specific requirements of the Sunkist License Agreement for effective immediate notice to Sunkist of Seller’s termination of the Sunkist License Agreement, effective as October 31, 2018; and (ii) deliver the original executed Sunkist Retirement Plan Withdrawal Letter in the form and content of Exhibit I, attached hereto, to the Sunkist Retirement Plan Board in accordance with the specific requirements of the Sunkist Retirement Plan for effective immediate notice to the Sunkist Retirement Plan of Seller’s termination of participation in and withdrawal from the Sunkist Retirement Plan, effective as of August 1, 2018.

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7.14         Labor Matters. Seller is not a party to any collective bargaining agreement nor, to Seller’s Knowledge, subject to any union organizational campaign.

7.15         "AS IS". Except for its obligations under Section 5.2 to repair the roof, Seller makes no representation as to the conditions of the Purchased Assets and is selling them "AS IS" as provided in Section 3.6, hereof.

7.16         Survival. The representations and warranties of this Article VII shall survive the Final Closing for a period of one (1) year. The indemnification limitations set forth in Section 20.3 hereof shall govern the term of Seller’s indemnification obligations with respect to the matters set forth therein.

ARTICLE VIII

REPRESENTATIONS AND COVENANTS OF BUYER

8.1           Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

8.2           Requisite Action. All requisite corporate action has been taken by Buyer in connection with the entering into of this Agreement, the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby.

8.3           Authority. The persons executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

8.4           Insolvency. Buyer is not bankrupt or insolvent under any applicable federal or state standard.

8.5           Survival. The representations and warranties of this Article VIII shall survive the Final Closing for a period of one (1) year. The indemnification limitations set forth in Section 20.3 hereof shall govern the term of Buyer’s indemnification obligation with respect to the matters set forth therein.

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ARTICLE IX

CONDITIONS TO INITIAL CLOSING

9.1           Seller's Conditions to Initial Closing. In addition to the conditions provided in other provisions of this Agreement Seller's obligation to perform its undertakings provided in this Agreement (including its obligation to sell the Property to Buyer) are conditioned upon the satisfaction or written waiver by Seller of the following (collectively, "Seller's Initial Closing Conditions"):

(a)          Performance by Buyer. The due performance by Buyer of each and every material undertaking and agreement to be performed by it hereunder and the truth of each representation and warranty made by Buyer in this Agreement at the time of which the same is made and as of the Initial Closing Date as if made on and as of the Initial Closing Date.

(b)          Authorization. The execution and delivery by Buyer and the consummation by Buyer of the transactions provided for herein have been duly authorized by all necessary actions by Buyer and all required consents and approvals have been obtained.

(c)          Initial Closing Deadline.  The completion of the Initial Closing on or before the Initial Closing Deadline set forth in Section 3.5(b), hereof.

(d)          Employment Agreements. Buyer and Seller shall have deposited into Escrow written, mutually executed confirmations that the Amy Employment Agreement and the Tom Employment Agreement have been duly executed by the parties thereto and will become effective concurrently with the Initial Closing.

(e)          Natural Hazard Report Receipt. Buyer shall have deposited into Escrow the Natural Hazard Disclosure ("NHD") Statement and Acknowledgment of Receipt duly executed by Buyer.

9.2           Buyer's Conditions to Initial Closing. In addition to the conditions provided in other provisions of this Agreement, Buyer's obligation to perform its undertakings provided in this Agreement (including its obligation to purchase the Property) are conditioned upon the satisfaction or written waiver of Buyer of each of the following (collectively, the "Buyer's Initial Closing Conditions"), (Seller's Initial Closing Conditions and Buyer's Initial Closing Conditions shall hereinafter be referred to herein collectively as the "Closing Conditions").

(a)          Owner's Title Policy. The Title Company shall issue or be committed to issue to Buyer, at Seller's expense, 1990 CLTA Standard Coverage Owner’s Policy of Title Insurance ("Title Policy") for the total amount of Twenty Million Dollars ($20,000,000) dated as of the Close of Escrow, insuring Buyer as the fee owner of the Property, and showing title vested in Buyer subject only to the following title conditions (collectively, the "Approved Title Conditions").

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(i)          The printed exceptions and exclusions contained in the Title Policy, contained in Schedule B, Exceptions from Coverage.

(ii)         All general and special real property taxes, bonds and assessments, other than any that are delinquent.

(iii)        The lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code.

(iv)        Matters affecting the condition of title to the Property created by or with the written consent of Buyer.

(v)         All exceptions described in the Title Documents which were approved by Buyer in accordance with Section 3.4 above.

Seller shall pay the cost of the Title Policy and Buyer shall pay the additional cost of obtaining extended coverage and any other endorsements. Seller shall execute and deliver to the Title Company an Owner's Affidavit in the form requested by the Title Company and approved by Seller ("Owner's Affidavit") and a Perishable Agricultural Commodities Act (“PACA”) Affidavit (“PACA Affidavit”) as a condition to issuing the Title Policy insuring Buyer against damages resulting from (i) matters not shown by public records but which could be ascertained by inspection of the land or inquiry of persons in possession and (ii) easements, liens or encumbrances, not shown by public records and (iii) liens by agricultural produce suppliers pursuant to PACA.

(b)          Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder and the truth of each representation and warranty made by Seller in this Agreement at the time as of which the same is made and as of the Initial Closing Date as if made on and as of the Initial Closing Date.

(c)          Authorization. The execution and delivery by Seller and the consummation by Seller of the transactions provided for herein have been duly authorized by all necessary actions by Seller and all required consents and approvals have been obtained.

(d)          No Material Change. At the Initial Closing there shall have been no material adverse changes to the Property which would prevent Buyer's intended use of the Property as a citrus packing warehouse.

(e)          Sunkist Letters. Seller shall have deposited in Escrow copies of the original signed (i) Sunkist License Termination Letter and (ii) Sunkist Retirement Plan Withdrawal Letter which Seller shall deliver on the Initial Closing Date.

(f)          Employment Agreements. Buyer and Seller shall have deposited into Escrow written, mutually executed confirmations that the Amy Employment Agreement and the Tom Employment Agreement have been duly executed by the parties thereto and will become effective concurrently with the Initial Closing.

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(g)          Natural Hazard Report Receipt. Seller shall have deposited into Escrow the Natural Hazard Disclosure ("NHD") Statement and Acknowledgment of Receipt duly executed by Seller.

ARTICLE X

EFFECT OF A FAILURE OF A CONDITON

10.1         Effect of Failure. The conditions described in Section 9.1 are for the exclusive benefit of Seller and may be waived in whole or in part by Seller only, at its sole option, by Seller's delivery of written notice of such waiver to Buyer and Escrow Holder. The conditions described in Section 9.2 are for the exclusive benefit of Buyer and may be waived in whole or in part by Buyer only, at its sole option, by Buyer's delivery of written notice of such waiver to Seller and Escrow Holder. In the event the Initial Closing does not occur because one or more conditions to the Initial Closing set forth in Article IX are not satisfied or waived by the party benefited thereby, and if the failure of such condition is not caused by the default of either party, then the parties agree that this Agreement and the Escrow shall thereupon be terminated and that: (i) Buyer and Seller shall execute and deliver to Escrow Holder cancellation instructions and all other documents that are reasonably required by Escrow Holder and/or such Seller in order to cancel this Escrow and release any interest of Buyer in and to the Property; (ii) Buyer shall pay Escrow Holder all cancellation fees and expenses it owes; (iii) Escrow Holder shall refund all funds deposited by Buyer into Escrow, together with all interest earned thereon in Escrow, to Buyer, less Buyer's share of Escrow Holder's cancellation fees and expenses, and Escrow Holder shall return all documents and instruments to the parties who deposited the same into Escrow; and (iv) this Agreement shall terminate and neither party shall have any further obligation or responsibility hereunder or liability of any nature or amount whatsoever to the other party hereunder.

ARTICLE XI

ESCROW INITIAL CLOSING OBLIGATIONS

11.1         Deliveries by Seller to Escrow Holder. Seller hereby covenants and agrees to deliver to Escrow Holder on or prior to the Initial Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Initial Closing of Escrow for the benefit of Buyer:

(a)          Grant Deed. A Grant Deed, duly executed and acknowledged by Seller in the form of Exhibit B, attached hereto, to convey title of the Property to Buyer.

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(b)          Bill of Sale and General Assignment. A Bill of Sale and General Assignment, duly executed by Seller in the form of Exhibit F, attached hereto to convey title of the Tangible Personal Property to Buyer.

(c)          FIRPTA Affidavit. An Affidavit of Nonforeign Status under the Foreign Investment in Property Tax Act of 1980 duly executed by Seller ("Nonforeign Status Affidavit");

(d)          California Affidavit. A California Form 597-W ("California Tax Certificate") (the Nonforeign Status Affidavit and the California Tax Certificate referenced in Section 11.1(c) and (d), respectively, are collectively referred to as the "Seller’s Affidavits");

(e)          Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and consummate the transactions, contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company; and

(f)          Employment Agreements. Written executed certifications that the Amy Employment Agreement and the Tom Employment Agreement have been duly executed by the parties thereto.

(g)          Owner's and PACA Affidavits. The Owner's Affidavit and PACA Affidavit as specified in Section 9.2(a)(v).

(h)          Lease. A duly-executed duplicate original of the Lease.

(i)          Wire Instructions. Wire Transfer instructions with respect to the distribution by Escrow of the Seller’s proceeds.

(j)          Sunkist Letters. Copies of the fully executed Sunkist License Termination Letter in the form of Exhibit E, attached hereto and the Sunkist Retirement Plan Withdrawal Letter in the form of Exhibit I, attached hereto.

(k)          Closing Statement. A Closing Statement acceptable to Buyer, executed by Seller.

11.2         Deliveries by Buyer to Escrow Holder. Buyer hereby covenants and agrees to deliver to Escrow Holder on or prior to the Initial Closing Date the following, the delivery of each of which shall be a condition to the Initial Closing for the benefit of Seller:

(a)          Closing Payment. Buyer's share of any Escrow closing costs, all documentary transfer tax, all sales and use taxes, all real and personal property transfer fees and tax prorations in the amount determined by Escrow Holder, shall be delivered to Escrow Holder by Buyer by wire transfer in immediately available funds not later than one business day immediately prior to the Initial Closing Date.

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(b)          Preliminary Change of Ownership. An executed preliminary change of ownership report in the current form required by Ventura County (the "Preliminary Change of Ownership Report").

(c)          Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and consummate the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Title Company.

(d)          Lease. A duly executed duplicate original of the Lease.

(e)          Employment Agreements. Written executed certifications that the Amy Employment Agreement and the Tom Employment Agreement have been duly executed by the parties thereto.

(f)          Closing Statement. A Closing Statement acceptable to Seller, executed by Buyer.

11.3         Disbursements and Other Actions by Escrow Holder. Upon the satisfaction of the Closing Conditions for the Initial Closing, and when all required funds and documents have been deposited into the Escrow, Escrow Holder shall promptly undertake all of the following:

(a)          Date, as of the Initial Closing, all instruments calling for a date;

(b)          Calculate and insert on the Grant Deed the amount of the documentary transfer tax payable by Buyer;

(c)          Cause the Grant Deed of the Property (with documentary transfer tax statement thereon) to be recorded in the Official Records of Ventura County;

(d)          Submit to the Recorder's Office the Preliminary Change of Ownership Report, concurrently with the submission of the Grant Deed for recordation;

(e)          Deliver to Buyer copies of the Sunkist License Agreement Termination Letter and the Sunkist Retirement Plan Withdrawal Letter deposited in Escrow pursuant to Section 4.3, hereof.

(f)          Deduct from the Seller’s proceeds all items chargeable to the account of Seller, if any, pursuant to the Closing Statement approved by Buyer and Seller including, without limitation, the amount of any Monetary Encumbrances to be paid by Seller and Seller's share of any Escrow closing costs and prorations (which amount is referred to as the "Net Amount") and the Escrow Withdrawal Liability Holdback and the Lease Rent Holdback and disburse the Net Amount of the Seller’s proceeds to Seller promptly upon the Initial Close of Escrow; and

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(g)          Cause the Title Policy described in Section 9.2(a) above to be delivered to Buyer; and

(h)          Prepare and file IRS Form 1099-S within the time specified by the Internal Revenue Service.

(i)          Wire funds for the Escrow Withdrawal Liability Holdback to the Sunkist Retirement Plan at the time and in accordance with the provisions of Section 5.3 hereof.

(j)          Wire funds from the Escrow Rent Holdback to the Buyer at the times and in accordance with the provisions of Section 5.4(b), hereof.

11.4         Post-Closing Instructions. The instruments described below that are required to be recorded under this Agreement shall provide that the Recorder's Office shall return them to Escrow Holder after recordation, and upon receipt thereof, the Escrow Holder shall deliver the following:

(a)          To Seller:

(i)          A copy of the Grant Deed as recorded;

(ii)         Plain copies for Seller of the Seller's Affidavits, the Preliminary Change of Ownership Report and Seller’s 1099-S Forms.

(iii)        A signed duplicate original of the Lease.

(b)          To Buyer:

(i)          The recorded original of the Grant Deed.

(ii)         Plain copies of the California Tax Certificates, the Preliminary Change of Ownership Report, and the 1099-S Forms.

(iii)        A signed duplicate original of the Lease.

(c)          To Counsel to Seller: Copies of all documents delivered to Seller pursuant to Section 11.4(a) above.

(d)          To Counsel to Buyer: Copies of all documents delivered to Buyer pursuant to Section 11.4(b) above.

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ARTICLE XII

ESCROW CANCELLATION

If either party materially defaults with respect to its obligations hereunder, or if Escrow is not in a condition to close by the Initial Closing Date, Escrow Holder shall continue to comply with the instructions contained herein until a written demand has been made by a party entitled to do so for the cancellation of Escrow. Escrow Holder shall notify the other party of any such demand. Notwithstanding the foregoing, in no event shall Escrow close after the absolute Initial Closing Deadline set forth in Section 3.5(b), hereof and if, for any reason, Escrow fails to close on or before the Initial Closing Deadline, then the Escrow shall, without any notice from or agreement or acknowledgement by Buyer or Seller, automatically be terminated and cancelled and the provisions of Section 12.1 shall be applicable.

12.1         Escrow Cancellation Charges. If the Initial Closing fails to occur due to Seller's material default, then the provisions of Section 12.2 shall be applicable and Seller shall pay all Escrow cancellation charges. If the Initial Closing fails to occur due to Buyer's material default, then the provisions of Section 12.3 shall be applicable and Buyer shall immediately pay, in addition to the liquidated damages amount set forth in Section 18.1, hereof, all Escrow cancellation charges. If the Initial Closing fails to occur for any reason other than the foregoing, Seller and Buyer shall each pay one-half (1/2) the Escrow cancellation charges, and Seller and Buyer shall release the other party from all liability hereunder for the failure of the Initial Closing to occur, provided that all funds deposited by Buyer into Escrow, together with all interest earned thereon in Escrow, less Buyer's share of any Escrow cancellation charges, shall be returned to Buyer.

12.2         Termination Rights of Buyer. In the event Seller shall materially default under any of the terms and provisions of this Agreement, or that a condition for the benefit of Buyer is not satisfied or otherwise waived, on or before the Initial Closing Date, Buyer shall have the right, but not the obligation, in addition to any other rights or remedies which it may have at law or in equity, to terminate Buyer's obligations under this Agreement with respect to Seller and the Escrow created hereby. In the event of such termination by Buyer:

(a) Buyer shall be entitled to the immediate refund of all funds deposited by Buyer into Escrow, including all interest earned thereon; and

(b) Buyer may pursue any other rights or remedies at law or in equity to acquire the Property or the defaulting Seller's portion of the Property or obtain compensation for Seller's breach of this Agreement. The termination of this Agreement by Buyer pursuant to its rights under this Section shall not relieve Seller of its liability for breach of its obligations hereunder but shall relieve Buyer of all of its obligations under this Agreement from the date of termination.

12.3         Termination Rights of Seller. In the event Buyer shall materially default under any of the terms and provisions of this Agreement, or that a condition for the benefit of Seller is not satisfied or otherwise waived, on or before the Initial Closing Date, Seller shall have the right, but not the obligation, in addition to any other rights or remedies which it may have at law or in equity, to terminate Seller's obligations under this Agreement with respect to Buyer and the Escrow created hereby. In the event of such termination by Seller:

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(a) Seller shall be entitled to the immediate payment by Buyer through Escrow of the liquidated damages amount set forth in Section 18.1, hereof; and

(b) The termination of this Agreement by Seller pursuant to its rights under this Section shall relieve Seller of all of its obligations under this Agreement from the date of termination.

ARTICLE XIII

COSTS AND PRORATIONS

13.1         Escrow and Other Costs. Buyer and Seller shall each pay one-half (1/2) of Escrow Holder's escrow fees for the Escrow. Seller shall bear the cost of a standard coverage CLTA owner's title policy. Buyer shall pay the additional cost of any extended coverage and of obtaining any other endorsements and the cost of all documentary transfer taxes for the Property. Buyer and Seller shall each bear their own respective legal and accounting costs, if any, outside of Escrow. All recording costs will be paid by Buyer and all other costs, fees and expenses not otherwise provided for in this Agreement shall be paid by Seller or Buyer as determined by the Escrow Holder according to standard practice for similar commercial transactions in Ventura County, California.

13.2         Real Property Taxes and Assessments. All nondelinquent general and special real property taxes, bonds and assessments with respect to any portion or portions of the Hard Assets shall be prorated through Escrow between Buyer and Seller as of the Initial Closing based upon the latest available tax bills or tax information using customary escrow procedures. If the regular tax bill or bills for any portion of the Property for the fiscal year in which the Initial Closing occurs are not available as of the Initial Closing, Buyer and Seller shall re-prorate all such general and special real property taxes, bonds and assessments for the Property between themselves outside of Escrow based upon the then current fiscal year's regular tax bill or bills within thirty (30) days following the date such regular tax bill or bills are actually received by the parties. Any Mello-Roos assessments, special assessments, district assessments or any other bonds and assessments with respect to the Property shall not be paid in full by Seller, but shall be assumed by Buyer and the current installment of such bonds and assessments shall be prorated between Buyer and Seller as of the Initial Closing as provided above.

13.3         Supplemental Real Property Taxes. With respect to any supplemental taxes assessed against the Real Property pursuant to California Revenue and Taxation Code Section 75 et seq., Buyer shall assume all such supplemental taxes assessed against the Real Property for any period, on, or after the Initial Closing, including, without limitation, any supplemental taxes due to new construction occurring prior to the Initial Closing. Buyer shall have the right to contest any such supplemental taxes or assessments with the appropriate tax authority.

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13.4         Documentary Transfer Taxes; Sales and Use Taxes. Buyer shall pay, at Buyer’s sole cost and expense, all documentary transfer tax (based upon a mutually agreed purchase price for the Property of $20,000,000.), all sales and use taxes and all real and personal property transfer fees and taxes, if any, assessed against the Purchased Assets.

13.5         Broker's Commission. Neither Buyer nor Seller has engaged the services of a broker or finder in connection with the transaction provided for herein. No party shall be due a fee or any commissions, finder's fees or other compensation. Each party agrees to and does hereby indemnify and hold the other harmless from and against any and all costs, liabilities, losses damages, claims, causes of action or proceedings which may result from any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying party in connection with this transaction.

ARTICLE XIV

CONDEMNATION PRIOR TO INITIAL CLOSING

14.1         Condemnation. If all or any material portion of the Property is taken prior to the Initial Closing as a result of condemnation (including the filing of any notice of intended condemnation or proceedings in the nature of eminent domain), Buyer shall have the right, by written notice delivered to Seller and Escrow Holder prior to the Initial Closing Date to terminate this Agreement and cancel Escrow. Otherwise, if Buyer does not so elect to terminate this Agreement and cancel Escrow by such written notice delivered to Seller and Escrow Holder, then this Agreement shall remain in full force and effect, and, provided that the Initial Closing occurs, the entire award from the condemning authority shall be the sole property of Buyer, and Seller hereby assigns to Buyer all of Seller's right, title and interest in and to such award. If this Agreement and the Escrow are terminated pursuant to this Section, then Seller and Buyer shall each pay one-half (1/2) the Escrow cancellation charges, and Seller and Buyer shall release the other party from all liability hereunder for the failure of the Initial Closing to occur, provided that all funds deposited by Buyer into Escrow, together with all interest earned thereon in Escrow, less Buyer's share of any Escrow cancellation charges, shall be returned to Buyer.

ARTICLE XV

FIRE OR OTHER CASUALTY PRIOR TO INITIAL CLOSING

15.1         Fire or Other Casualty Prior to Initial Closing. If there is material damage to any portion of the Property or if any portion of the Property is destroyed by earthquake, flood, landslide, fire or other casualty prior to the Initial Closing Date, and the Property is covered by the Casualty Policies then Buyer shall have the right, by written notice delivered to Seller and Escrow Holder prior to the Initial Closing, to terminate this Agreement and cancel Escrow. Otherwise, if Buyer does not so elect to terminate this Agreement and cancel Escrow by such written notice delivered to Seller and Escrow Holder, then this Agreement shall remain in full force and effect, and all insurance proceeds payable to Seller with respect to such damage or destruction, if any, shall be assigned and delivered by Seller to Buyer at or after the Initial Closing of Escrow hereunder. If this Agreement and the Escrow are terminated by Buyer by such written notice delivered to Seller and Escrow Holder as provided above, then, Seller and Buyer shall each pay one-half (1/2) the Escrow cancellation charges, and Seller and Buyer shall release the other party from all liability hereunder for the failure of the Initial Closing to occur, provided that all funds deposited by Buyer into Escrow, together with all interest earned thereon in Escrow, less Buyer's share of any Escrow cancellation charges, shall be returned to Buyer.

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ARTICLE XVI

CONDITIONS TO FINAL CLOSING

16.1         Seller's Conditions to Final Closing. In addition to the other conditions provided for in other provisions of this Agreement, Seller's obligations to perform its undertakings provided in this Agreement (including its obligation to sell the Soft Assets to Buyer) are conditional upon the satisfaction or written waiver by Seller of the following (collectively, "Seller’s Final Closing Conditions").

(a)          Performance by Buyer. The due performance by Buyer of each and every material undertaking and agreement to be performed by it hereunder and the truth of each representation and warranty made by Buyer in this Agreement at the time as of which the same is made and as of the Final Closing Date as if made on and as of the Final Closing Date.

(b)          Authorization. The execution and delivery by Buyer and the consummation by Buyer of the transactions provided for herein have been duly authorized by all necessary actions by Buyer and all required consents and approvals have been obtained.

16.2         Buyer's Conditions to Final Closing. In addition to the conditions provided in other provisions of this Agreement, Buyer's obligation to perform its undertakings provided in this Agreement (including its obligation to purchase the Soft Assets) are conditioned upon the satisfaction or written waiver of Buyer of each of the following (collectively, the "Buyer's Final Closing Conditions" and Seller’s Final Closing Conditions and Buyer's Final Closing Conditions shall hereinafter be referred to herein collectively as the "Final Closing Conditions"):

(a)          Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder and the truth of each representation and warranty made by Seller in this Agreement at the time as of which the same is made and as of the Final Closing Date as if made on and as of the Final Closing Date.

(b)          No Material Change. At the Final Closing there shall have been no material adverse changes to the Soft Assets.

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(c)          No Disposition Or Encumbrance. During the Sunset Period Seller shall not have disposed of any of the Soft Assets other than in the ordinary course of business and with suitable replacements procured by Seller. Seller shall not encumber any of the Soft Assets or suffer any lien to be imposed thereon.

(d)          Fruit Growers Supply and Allied Packaging Liens. Seller shall have diligently taken all actions, at Seller’s sole cost and expense, necessary to cause the termination of the Fruit Growers Supply and Allied Packaging UCC liens on the Purchased Assets on or before the Final Closing Date and, in any event, Seller shall effect said termination as soon as practicable thereafter.

ARTICLE XVII

EFFECT OF FAILURE OF A CONDITION

17.1         Effect of Failure of a Condition The conditions described in Section 16.1 are for the exclusive benefit of Seller and may be waived in whole or in part by Seller only, at its sole option, by Seller's delivery of written notice of such waiver to Buyer. The conditions described in Section 16.2 are for the exclusive benefit of Buyer and may be waived in whole or in part by Buyer only, at its sole option, by Buyer's delivery of written notice of such waiver to Seller. In the event the Final Closing does not occur because any of the Final Closing Conditions set forth in Article XVI are not satisfied or waived by the party benefited thereby, and if the failure of such condition is not caused by the default of either party, then the parties agree that this Agreement and the Escrow shall thereupon be continued in full force and effect until such time as said failed conditions have been satisfied or waived and the Final Closing can occur.

ARTICLE XVIII

SELLER'S LIQUIDATED DAMAGES IF BUYER DEFAULTS

18.1         Seller's Liquidated Damages If Buyer Defaults BUYER AND SELLER AGREE THAT IF THE INITIAL CLOSING FAILS TO OCCUR DUE TO THE MATERIAL DEFAULT OF BUYER, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX SELLER'S ACTUAL DAMAGES. BUYER AND SELLER AGREE THAT A REASONABLE ESTIMATE OF SELLER'S DAMAGES IF THE INITIAL CLOSE OF ESCROW FAILS TO OCCUR DUE TO BUYER'S DEFAULT WOULD BE THE SUM OF TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (THE “LIQUIDATED DAMAGES AMOUNT”). IN ADDITION, BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT, AND SELLER DESIRES TO AVOID THE COSTS AND LENGTHY DELAYS THAT WOULD RESULT IF SELLER WERE REQUIRED TO FILE A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF THE INITIAL CLOSING (AND CONSEQUENTLY THE FINAL CLOSING) FAILS TO OCCUR DUE TO THE DEFAULT OF BUYER, THEN UPON THE WRITTEN DEMAND OF SELLER THIS AGREEMENT AND THE ESCROW SHALL BE TERMINATED AND CANCELLED. IN SUCH EVENT, (A) ESCROW HOLDER SHALL RETURN ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED THE SAME, (B) ALL TITLE AND ESCROW CANCELLATION CHARGES SHALL BE PAID BY BUYER, (C) ESCROW HOLDER SHALL IMMEDIATELY AND WITHOUT FURTHER INSTRUCTION FROM BUYER PAY TO SELLER FROM BUYER’S FUNDS IN ESCROW THE LIQUIDATED DAMAGES AMOUNT FOR BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY. SELLER'S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF BUYER'S DEFAULT SHALL BE LIMITED TO THE LIQUIDATED DAMAGES AMOUNT AND SELLER HEREBY WAIVES ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS TO SPECIFIC PERFORMANCE THAT SELLER MAY HAVE PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1680 OR 3389, OR OTHERWISE).

Seller's Initials	Buyer's Initials

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ARTICLE XIX

FINAL CLOSING; FINAL CLOSING OBLIGATIONS

19.1         Close of Final Closing. The Final Closing shall take place through Escrow on the Final Closing Date. Final Closing shall be conditional on satisfaction or waiver of the Conditions to Final Closing of each party, and Buyer and Seller carrying out their Final Closing Obligations provided in Section 19.2 and 19.3 below.

19.2         Delivery by Seller to Buyer. At the Final Closing and subject to the terms and conditions herein contained, Seller shall execute and deliver, or cause to be executed and delivered, to Escrow the following:

(a)          A Bill of Sale and General Assignment in the form of Exhibit F, attached hereto, and such other assignments and instruments as may be required transferring to Buyer ownership of all of Seller's right, title and interest in and to the Soft Assets, including assignments of all applicable warranties with respect to any of the Soft Assets.

(b)          A Trademark/Trade Name Assignment by Seller in the form of Exhibit G, attached hereto.

19.3         Delivery by Buyer at Final Closing. At the Final Closing and subject to the terms and conditions herein contained, Buyer shall execute and deliver, or cause to be executed and delivered, to Seller the following:

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(a)          Closing Payment. Buyer's share of any Escrow closing costs,, sales and use taxes and prorations in the amount determined by Escrow Holder, shall be delivered to Escrow Holder by Buyer by wire transfer in immediately available funds not later than one business day immediately prior to the Final Closing Date.

(b)          Closing Statement. A Closing Statement acceptable to Seller, executed by Buyer.

19.4         (a)          Disbursements and Other Actions by Escrow Holder. Upon the satisfaction of the Closing Conditions for the Final Closing, and when all required funds and documents have been deposited into the Escrow, Escrow Holder shall promptly undertake all of the following:

(i)          Date, as of the Final Closing, all instruments calling for a date;

(ii)         Deliver to Buyer copies of the Bill of Sale and General Assignment and the Trademark/Trade Name Assignment deposited in Escrow pursuant to Section 19.2, hereof.

(iii)        Deduct from the Seller’s proceeds (i.e. the Soft Assets Purchase Price and any other proceeds due Seller from Escrow including but not limited to the Escrow Withdrawal Liability Holdback and/or the Escrow Rent Holdback) all items chargeable to the account of Seller, if any, pursuant to the Closing Statement approved by Buyer and Seller including, without limitation, Seller's share of any Escrow closing costs and prorations (which amount is referred to as the "Net Amount") and disburse the Net Amount of the Seller’s proceeds to Seller promptly upon the Final Close of Escrow.

(b)          Possession of Purchased Assets. Except as otherwise provided for herein, upon completion of the Final Closing, possession of the Hard Assets and the Soft Assets shall be delivered to Buyer free and clear of any possessory interests whatsoever. Seller shall provide Buyer with keys to all exterior entrances of the Property and all locked interior spaces, cabinets, vehicles and equipment which are part of the Hard Assets. In the event that any personal property which is not part of the Hard Assets and not otherwise properly located on the Property (such as Seller’s personal property to be used in connection with Seller’s Business after the Final Closing), Seller shall promptly remove the same at Seller’s sole cost and expense.

19.5         Transaction Documents; Further Assurances.

(a)          For purposes of this Agreement, "Transaction Documents" shall mean this Agreement, together with all schedules and exhibits hereto and thereto, and all agreements and documents required to be entered into or delivered pursuant hereto or thereto, including, without limitation the Lease, the Bill of Sale and General Assignment, and the Trademark/Trade Name Assignment.

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(b)          In addition to the execution and delivery of the Transaction Documents, and the actions, documents and instruments specifically required to be taken or delivered hereby and thereby, Seller and Buyer shall execute and deliver such other instruments and take such other actions as the other party or its counsel may reasonably request in order to complete the transactions contemplated by this Agreement.

19.6         Buyer Assumption of Condition of Purchased Assets; Buyer Release.

(a)           As provided for in Section 3.6, hereof, Buyer is acquiring the Purchased Assets in “AS-IS, WHERE-IS” condition, subject only to Seller’s express representations and warranties contained in this Agreement.

(b)          Buyer is and will be relying strictly and solely upon the inspections and examinations of the Purchased Assets by Buyer and Buyer’s agents and officers and the advice and counsel of such agents and officers, and the Buyer is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property. Except for Seller’s express written representations contained herein, Seller is not making and has not made any warranties or representations with respect to the Purchased Assets as an inducement to the Buyer to enter into this Agreement or to thereafter purchase the Purchased Assets. After the Initial Closing and except for Seller’s express duty hereunder to indemnify Buyer, Buyer shall assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the physical or legal condition of the Hard Assets. After the Final Closing and except for Seller’s express duty hereunder to indemnify Buyer, Buyer shall assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the physical or legal condition of the Soft Assets. As of the end of the Due Diligence Period, Buyer has fully satisfied itself with respect to all applicable laws, statutes, regulations and requirements of all governmental bodies and agencies concerning the sale, use, development, operation or suitability of the Purchased Assets, including but not limited to, applicable zoning and other governmental land use regulations and requirements relating to the use of the Property.

(c)          Except for Seller’s express written representations and covenants contained herein, upon Buyer's purchase of the Purchased Assets, Buyer shall and hereby does waive, relinquish and release Seller, and its partners, officers, directors, employees, agents, trustees, accountants, parents, subsidiaries, attorneys, shareholders, successors and all other persons acting for, under or in concert with the others, past and present, of and from any and all claims, demands, actions, causes of action, obligations, damages, liabilities, losses, costs or expenses, including attorney fees, of any kind or nature whatsoever, past or present arising from, related to or in connection with (i) the physical and legal condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be determined to be hazardous substances or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Purchased Assets under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Purchased Assets, or the suitability of the Purchased Assets for any purpose whatsoever, and (ii) any Due Diligence Materials furnished by the Seller under or in connection with this Agreement. Buyer expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Buyer explicitly took that into account in determining the consideration for the execution of this Agreement, and a portion of said consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown losses or claims, was given in exchange for a full accord, satisfaction and discharge of all such losses or claims. Consequently, Buyer expressly waives all rights under California Civil Code §1542, which provides that:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(d)          Notwithstanding said Section 1542, Buyer agrees that this Agreement shall act as a release of all future claims that may arise from the above-described dispute and controversy, whether such claims are currently known or unknown, foreseen or unforeseen, suspected or unsuspected, actual or potential, absolute or contingent, pending or anticipated, including without limitation, any claim for damages as yet not incurred; and Buyer intentionally and specifically waives any rights Buyer may have under the provisions of said Section 1542, as well as under any other statutes or common law principles of similar effect, and Buyer assumes full responsibility for such injuries, damages, losses or liabilities that Buyer may hereafter incur with respect to such claims.

ARTICLE XX

INDEMNIFICATION; CLAIMS

20.1         Indemnification by Seller. From and after the Initial Closing Date to the Indemnification Termination Dates, defined in Section 20.3, hereof, applicable to Seller’s SRP Withdrawal Indemnity and the Sunkist License Termination Indemnity and the Seller General Indemnity, defined below, Seller shall indemnify and hold harmless Buyer and its affiliates, directors, officers and employees from and against any and all losses, liabilities, expenses (including actual attorneys' fees and disbursements and expenses of investigation and defense), liens and other obligations (hereinafter individually, a "Loss" and collectively, "Losses") that Buyer or any of its affiliates, directors, officers, or employees may suffer or incur which directly arise out of or directly result from (i) any claim asserted for any liability with respect to the Sunkist Retirement Plan (“SRP Withdrawal Indemnity”), (ii) any claim asserted for (1) any liability arising out of Seller's termination of the Sunkist License Agreement pursuant to the terms of this Agreement (“Sunkist License Termination Indemnity”), (2) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or in any other Transaction Document, (3) any breach of any covenant or agreement of Seller in this Agreement or any other Transaction Document, or (4) any claim arising directly out of Seller's Business operations or actions prior to the Final Closing Date, including employee claims and claims by any grower for whom Seller packed citrus fruit prior to the Final Closing (jointly the “Seller General Indemnity”); provided, however, that (a) the cumulative indemnification obligation of Seller for such Losses under Section 20.1(ii)(2) through (5), hereof shall in no event exceed an aggregate amount equal to $3,000,000 (the “Cap”); provided, further, however, (b) indemnification payments arising out of or in connection with fraud or intentional misrepresentation or under Section 20.1(i) and (ii)(1) shall not be subject to the Cap, and (c) Seller will have no liability for indemnification unless and until the aggregate Losses for which, but for this limitation, Seller would be required to indemnify pursuant to Section 20.1 hereof exceed $50,000 (the “Basket”), in which event Seller shall be required to indemnify for all Losses and not only those in excess of the Basket; provided, however, indemnification payments arising out of or in connection with actual fraud or intentional misrepresentation or the breach of Section 20.1(i) or 20.1 (ii) (1) shall not be subject to the Basket.

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20.2         Indemnification by Buyer.

(a)          From and after the Initial Closing Date to the Indemnification Termination Date, defined in Section 20.3, hereof, applicable to the Buyer General Indemnity, defined below, Buyer shall indemnify Seller, its partners, principals, affiliates, and employees and hold them harmless from and against any and all Losses that Seller or any of its partners, principals, affiliates, and employees may suffer or incur (including actual attorneys' fees and disbursements and expenses of investigation and defense) which arise out of or result from (i) any inaccuracy in or breach of any representation, warranty or covenant of Buyer contained in this Agreement or in any other Transaction Document, or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or in any other Transaction Document (jointly the “Buyer General Indemnity”) .

(b)          The party making a claim under this Article XX is referred to as the "Indemnified Party" and the party against whom such a claim is asserted under this Article XX is referred to as the "Indemnifying Party."

20.3         Indemnification Periods; Liability Limitations.

(a)          The obligations of Seller and Buyer to indemnify and hold harmless the other of them under Sections 20.1 and 20.2, hereof, shall terminate as follows: (i)(1) with regard to Seller’s indemnity obligations in connection with the SRP Withdrawal Indemnity upon the expiration of two years following the Final Closing Date, and (2) with regard to Seller’s indemnity obligations in connection with and the Sunkist License Termination Indemnity and the Seller General Indemnity, upon the expiration of one year following the Final Closing Date, and (ii) with regard to Buyers’ indemnity obligations in connection with the Buyer General Indemnity, upon the expiration of one year following the Final Closing Date (each an applicable “Indemnification Termination Date”) except as to matters as to which Buyer or Seller, as the case may be, has made a claim for indemnification on or prior to the applicable Indemnification Termination Date, in which case the right to indemnification with respect thereto will survive Indemnification Termination Date until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied. In each case, the period from the Initial Closing Date to the applicable Indemnification Termination Date is referred to herein as the “Indemnification Period”).

(b)          Any action or legal proceeding seeking to enforce any provision of this Agreement or any breach thereof or any negligent or intentional misrepresentation by any party hereto, whether arising in law or in equity, shall be brought no later than two (2) years after the Final Closing Date.

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(c)          Notwithstanding anything to the contrary contained in this Article XX or in any other provision(s) of this Agreement, at all times following the Final Closing Date, without limitation, Buyer shall indemnify Seller, its partners, principals, affiliates, and employees and hold them harmless from and against any and all Losses that Seller or any of its partners, principals, affiliates, and employees may suffer or incur (including actual attorneys' fees and disbursements and expenses of investigation and defense) which arise out of or result from (i) Buyer's operations and activities subsequent to the Final Closing Date, or (ii) the release of Hazardous Material or violation of any Environmental Laws on the Property occurring after the Final Closing Date which do not constitute a breach of Seller’s representations in Section 7.9, hereof.

20.4         Successor Liability. The indemnification obligation provided for in this Article XX above shall be enforceable against the successors and assigns of Seller or Buyer as the case may be.

20.5         Claims.

(a)          If any legal proceedings are instituted or any claim or demand is asserted by any person prior to the end of the applicable Indemnification Period, in respect of which an Indemnified Party may seek indemnification from the Indemnifying Party pursuant to the provisions hereof, the Indemnified Party shall promptly cause written notice (the "Claim Notice") of the assertion of any such claim or demand to be made to the Indemnifying Party; provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced thereby. The Indemnifying Party shall, at its expense, defend against, negotiate and settle any such claim and shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) and in such case the Indemnifying Party shall not be liable for the fees and expenses of counsel employed by the Indemnified Party unless (x)‚ the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party designating counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party if indemnification is appropriate hereunder, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. The parties agree to cooperate fully with each other in connection with the defense, negotiation and settlement of any such legal proceeding, claim or demand; provided, however, that notwithstanding anything contained herein to the contrary, a claim or demand shall not be settled by the Indemnifying Party if (i) such settlement might have a material adverse effect on the business, operations or condition (financial or otherwise) of the Indemnified Party or (ii) the Losses to the Indemnified Party are not fully covered by the indemnities provided herein. An Indemnifying Party shall be subrogated to all rights and remedies of an Indemnified Party.

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(b)          In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of the Claim Notice that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(c)          So long as any right to indemnification exists pursuant to this Article XX, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance the Indemnified party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings, and vice versa. Any information or documents made available to any party hereunder which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them) and, except as may be required by applicable law, shall not be disclosed to any third person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

20.6         Insurance. Notwithstanding anything to the contrary, for purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Person in respect of the Losses, net of any deductible amounts, costs of collection or recovery, increases in premiums and expenses related thereto (collectively, “Insurance Benefits”). No Indemnified Person shall be required to institute any Action against any Third Party in such Indemnified Person’s efforts to collect Insurance Benefits.

ARTICLE XXI

GROWER RETENTION

21.1         Grower Retention. Seller makes no representations or warranties that any of the citrus growers under contract with Seller (“Seller’s Growers”) will contract with Buyer for packing their fruit following the Final Closing Date. Seller shall have no obligation prior to or following the Final Closing to encourage or otherwise influence in any way Seller’s Growers to pack their fruit through Buyer after the Final Closing. Seller shall do nothing, either prior to or subsequent to the Final Closing, to discourage Seller’s Growers from packing their fruit through Buyer after the Final Closing.

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XXII

CONFIDENTIALITY

22.1         Confidentiality. The parties acknowledge that, subject to the provisions of Sections 5.5 and 24.14 hereof. (i) the existence and provisions of this Agreement and all communications, negotiations, documents and agreements between the parties and the contents thereof are strictly confidential and (ii) the Confidential Non-Disclosure Agreement dated February 1, 2018 executed by the parties is in full force and effect, and continues to be fully applicable to the transactions provided for in this Agreement and Escrow and continues to be binding upon the parties in accordance with its terms.

ARTICLE XXIII

NOTICES

23.1         Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile or email, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile or email, or if mailed, two (2) days after the date of mailing, to the following addresses (or such other addresses as shall be specified by like notices):

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If to Buyer:

LIMONEIRA COMPANY

1141 Cummings Road

Santa Paula, CA 93060

Attn: Harold S. Edwards

With a copy to:

WALKER, WRIGHT, TYLER & WARD

445 South Figueroa St., Suite 3100

Los Angeles, CA 90071

Attn: Lawrence E. Stickney, Esq.

If to Seller:

OXNARD LEMON ASSOCIATES, LTD.

2001 Sunkist Circle

Oxnard, CA 93033

Attn: Amy Fukutomi

With a copy to:

ANDERSON KREBHIEL & BRYAN

4250 Palomino Circle

Westlake Village, CA 91362

Attn: William A. Anderson, Esq.

ARTICLE XXIV

MISCELLANEOUS

24.1         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of the laws that might be applicable under principles of conflict of laws).

24.2         Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Buyer may assign any of its rights and obligations hereunder without the prior consent of any Seller to any subsidiary of Buyer by written notice to Seller of such assignment, after which the assignee shall have all of the rights and be subject to all of the obligations hereunder, although Buyer shall not be released from such obligations as a result of such assignment.

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24.3         Waiver. No waiver by any party, whether express or implied, or any right under any provision of this Agreement shall constitute a waiver of such party's right at any other time or a waiver of such party's rights under any other provision of this Agreement, unless it is made in writing and signed by the party waiving the condition. No failure by any party hereto to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of the other party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or of any subsequent breach or default by such other party.

24.4         No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, except as otherwise expressly provided herein, and they shall not be construed as conferring any rights on any other persons.

24.5         Signatories. This Agreement shall be executed (i) on behalf of Seller by its Managing General Partner and (ii) on behalf of Buyer by its President, or any Senior Vice President, and its Secretary, or any Assistant Secretary.

24.6         Successors. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

24.7         Counterparts. This Agreement may be executed in one or more counterparts (including by means of pdf, facsimile or other electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24.8         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

24.9         Entire Agreement; Amendments.

(a)          This Release sets forth the entire agreement between Buyer and Seller and supersedes any and all prior or contemporaneous agreements or understandings between Buyer and Seller pertaining to the subject matter hereof. Buyer and Seller acknowledge (i) that no party, nor any attorney or other representative of any party, has made any promise, representation or warranty whatever, express or implied, not contained herein concerning the subject matter hereof, and (ii) that neither Buyer nor Seller executed this Agreement in reliance on any such promise, representation or warranty not contained herein.

(b)          No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.

24.10         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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24.11         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

24.12         No Third-Party Beneficiaries. Except as set forth in Article XX (Indemnification; Claims), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

24.13         Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provision of this Agreement and to survive and not be merged into any such judgment

24.14         Disclosures. Except for Buyer's disclosures on Form 8-K, Buyer's notification of NASDAQ and the Joint Press Release provided for above no disclosures or public statements of anything relating or concerning this Agreement, shall be made except upon the prior written approval of the other Party, which approval shall not be unreasonably withheld.

24.15         Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE XXV

DULY APPROVED

25.1         Buyer and Seller Approval. This Agreement shall not be binding upon either of the parties until duly approved by required action taken by both Seller and by Buyer's Board of Directors and executed by the appropriate authorized representatives of both.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates stated below.

[Signature Page on Page 39]

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SELLER
OXNARD LEMON ASSOCIATES, LTD

By:	Cam Lem Investors, Ltd., a California limited partnership
Managing General Partner

By: Cam Lem, Inc., a California corporation
its General Partner

By:	/s/ Amy Fukutomi
Amy Fukutomi, President

Date:	July 24, 2018

BUYER
LIMONEIRA COMPANY

By:	/s/ Harold S. Edwards
Harold S. Edwards, President

By:	/s/ Mark Palamountain
Mark Palamountain, Secretary

Date:	7-24-18

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ACCEPTANCE BY

ESCROW HOLDER

Chicago Title, Oxnard, agrees to (a) accept the foregoing ASSET PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS between Oxnard Lemon Associates, Ltd., a California limited partnership, as Seller, and Limoneira Company, a Delaware corporation, as Buyer (the "Agreement"), (b) be Escrow Holder under the Agreement, (c) be bound by the Agreement in the performance of its duties as Escrow Holder, and (d) certify that the date of Opening of Escrow pursuant to Section 4.1 of this Agreement is      7/24/18     , 2018 and the Escrow No. is      131 810687-12     .

CHICAGO TITLE, OXNARD

By:	/s/ Lisa Rowlands
"Escrow Holder" CSEO

Date:      July 24     , 2018

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